UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 29, 2013

CONTANGO OIL & GAS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 BUFFALO SPEEDWAY, SUITE 960

HOUSTON, TEXAS 77098

(Address of principal executive offices)

(713) 960-1901

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On April 29, 2013, Contango Oil & Gas Company, a Delaware corporation (the “Company”), Contango Acquisition, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”), and Crimson Exploration Inc., a Delaware corporation (“Crimson”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and subject to the conditions set forth therein, Merger Sub will merge with and into Crimson (the “Merger”), with Crimson surviving the Merger as a wholly owned subsidiary of the Company. The Merger Agreement was approved by the Company’s Board of Directors (the “Board”) and Crimson’s board of directors on April 29, 2013.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Crimson common stock, par value $0.001 per share, issued and outstanding will be converted into the right to receive 0.08288 shares of common stock, par value $0.04 per share, of the Company or, in the case of fractional shares, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Company common stock multiplied by (ii) the closing price for a share of Company common stock as reported on the New York Stock Exchange on the first trading day following the date on which the Effective Time occurs (the “Merger Consideration”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, so that none of the Company, Crimson, Merger Sub or Crimson’s stockholders will recognize any gain or loss in the Merger, except that Crimson’s stockholders may recognize gain or loss with respect to cash received in lieu of fractional shares of Company common stock.

Pursuant to the Merger Agreement, each option that was previously granted by Crimson to purchase shares of Crimson common stock will be converted at the Effective Time into a comparable option to purchase Company common stock. The conversion will be accomplished by using the same exchange ratio for the Crimson common stock described above. Immediately prior to the Effective Time, each restricted share of Crimson common stock will become fully vested and unrestricted and become entitled to receive the Merger Consideration.

The Company and Crimson have each made certain representations and warranties and agreed to certain covenants in the Merger Agreement. Each of the Company and Crimson has agreed, among other things: (i) subject to certain exceptions, to conduct its respective business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time; (ii) not to solicit alternative business combination transactions during such period; and (iii) subject to certain exceptions, not to engage in discussions or negotiations regarding any alternative business combination transactions during such period.

The closing of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the adoption of the Merger Agreement by Crimson’s stockholders; (ii) the approval by the Company’s stockholders of the issuance of Company common stock in the Merger to Crimson’s stockholders; (iii) the registration statement on Form S-4 used to register the Company common stock to be issued in the Merger being declared effective by the Securities and Exchange Commission (the “SEC”); (iv) the approval for listing on the New York Stock Exchange of the Company common stock to be issued in the Merger; (v) subject to specified materiality standards, the accuracy of the representations and warranties of, and the performance of all covenants by, the parties; (vi) the absence of a material adverse effect with respect to each of Crimson and the Company; and (vii) the delivery of tax opinions that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The Merger Agreement contains certain termination rights for the Company and Crimson, including the right to terminate the Merger Agreement if the Merger is not completed by October 31, 2013. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances (including a termination by either party in order to enter into a definitive agreement with respect to an alternative transaction that the board of directors of such party has determined to be a superior proposal, subject to compliance with certain conditions), the Company or Crimson would be required to pay the other party a termination fee. Additionally, upon termination of the Merger Agreement by either party following the other party’s change in recommendation as a result of a conclusion in good faith (after consultation with its financial advisors and outside legal counsel) that such action is necessary in order to comply with the fiduciary duties of its directors under applicable law, the terminating party would be required to pay the other party a termination fee. The termination fee is $28 million if payable by the Company and $7 million if payable by Crimson. If the Merger Agreement is terminated by either the Company or Crimson because (i) the other party failed to obtain the required vote of its stockholders at the meeting of its stockholders or (ii) the Closing has not occurred on or before October 31, 2013 and the other party has not obtained stockholder approval prior to such date, then the terminating party is entitled to reimbursement for up to $4.5 million of out-of-pocket expenses incurred in connection with the Merger.

The Company has agreed that, upon the Closing, it will cause the Board to consist of eight directors, three of whom will be appointed by the board of directors of Crimson and five of whom will be appointed by the Board. Additionally, as further discussed in Section 5.01 below, Joseph J. Romano (the current President and Chief Executive Officer of the Company) will serve as Chairman of the Board, Allan D. Keel (the current President and Chief Executive Officer of Crimson) will serve as President and Chief Executive Officer of the Company, and E. Joseph Grady (the current Senior Vice President and Chief Financial Officer of Crimson) will serve as Senior Vice President and Chief Financial Officer of the Company. As discussed further below, Messrs. Keel and Grady entered into employment agreements with the Company that become effective upon the consummation of the Merger. The combined company will have its headquarters and principal corporate office in Houston, Texas.

The Company will amend and restate its bylaws to, among other things, until the first anniversary of the Effective Time, require the affirmative vote of at least two-thirds of the directors then in office, including at least one Crimson director, to (i) increase or decrease the number of directors on the Board; (ii) remove the Chairman and select any replacement of the Chairman; (iii) terminate the President and Chief Executive Officer or the Chief Financial Officer and select any replacement of such officer; (iv) designate or replace any member of, or modify the authority of, the investment committee of the Board; or (v) amend any provision of the bylaws affecting items (i) through (iv) above.

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Crimson and the additional persons specifically described therein. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by matters specifically disclosed in certain reports filed by the Company with the SEC prior to the date of the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement, which might differ from what is viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof in the Merger Agreement as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Company’s Annual Reports on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and any other documents that the Company files or has filed with the SEC.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Support Agreements

In connection with the execution of the Merger Agreement, the Company concurrently entered into a Stockholder Support and Irrevocable Proxy Agreement with each of (a) OCM Crimson Holdings, LLC and OCM GW Holdings, LLC (collectively, “Oaktree”) and (b) Allan D. Keel, E. Joseph Grady, A. Carl Isaac, Jay S. Mengle, Thomas H. Atkins and John A. Thomas, each of which are executive officers of Crimson, (collectively, the “Crimson Support Agreements”). The shares of Crimson common stock outstanding that are beneficially owned by Oaktree and such executive officers of Crimson and are subject to the Crimson Support Agreements represent, in the aggregate, approximately 38.8% of Crimson’s outstanding common stock as of April 29, 2013. Pursuant to the Crimson Support Agreements, Oaktree and each such executive officer of Crimson agrees to vote the shares it beneficially owns (i) in favor of the Merger and the Merger Agreement and (ii) against (a) any other acquisition proposal, (b) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Crimson, and (c) any other action, proposal or agreement that would reasonably be expected to interfere with or delay the consummation of the Merger. The Crimson Support Agreements terminate at the earliest of the Effective Time, the termination of the Merger Agreement in accordance with its terms or any reduction of the Merger Consideration.

Additionally, in connection with the execution of the Merger Agreement, Crimson concurrently entered into a Stockholder Support and Irrevocable Proxy Agreement (the “Company Support Agreements”) with each of the estate of Kenneth R. Peak, Joseph J. Romano, Brad Juneau, Sergio Castro and Yaroslava Makalskaya who, in the aggregate, beneficially own approximately 10.6% of the Company’s outstanding common stock as of April 29, 2013. Pursuant to the Company Support Agreements, the estate of Kenneth R. Peak and each signatory executive officer and director of the Company agrees to vote their shares of the Company’s common stock in favor of the Merger and against any other acquisition proposal.

The foregoing description of the Crimson Support Agreements is qualified in its entirety by reference to the full text of the Crimson Support Agreements, which are attached as Exhibit 10.1 through 10.8 to this report and are incorporated in this report by reference. The foregoing description of the Company Support Agreements is qualified in its entirety by reference to the full text of the form of Company Support Agreement, which is attached as Exhibit 99.1 to this report and is incorporated in this report by reference.

Registration Rights Agreement

In connection with the execution of the Merger Agreement, the Company concurrently entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Oaktree. The Registration Rights Agreement will become effective automatically upon, and only upon, the consummation of the Merger. Pursuant to the Registration Rights Agreement, the Company will prepare and file within 120 days after the Closing, a shelf registration statement covering the resale and distribution of Company common stock owned by Oaktree. Oaktree can request up to three takedowns pursuant to the shelf registration statement as long as the aggregate value to be sold in each such takedown equals at least $15 million. Pursuant to the Registration Rights Agreement, Oaktree also obtains certain piggyback rights with regard to registrations by the Company.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 10.9 to this report and is incorporated in this report by reference.

Employment Agreements

As contemplated by the Merger Agreement, the Company entered into an employment agreement with each of Allan D. Keel and E. Joseph Grady, each dated April 29, 2013, (the “Employment Agreements”), which will become effective on the consummation of the Merger. Each Employment Agreement provides for a term of three years with automatic two-year extensions of the initial term, unless the Company or the executive provides prior notice of intention not to extend the agreement. Upon effectiveness, the Employment Agreements will replace the employment agreements between Crimson and Messrs. Keel and Grady, each dated June 29, 2011 (the “2011 Employment Agreements”), except as described below.

Under the Employment Agreements, Mr. Keel is entitled to an annual salary of $600,000 and Mr. Grady is entitled to an annual salary of $400,000. Pursuant to the Employment Agreements, Messrs. Keel and Grady shall participate in the Company’s Annual Cash Incentive Bonus Plan (the “Cash Plan”) and Annual Long-Term Incentive Equity Plan (the “Incentive Equity Plan”). With respect to the Cash Plan, the executives are eligible to receive a cash bonus based upon minimum, target and maximum award levels of not less than 50%, 100% and 150% for Mr. Keel and 50%, 90% and 130% for Mr. Grady, respectively, of such executive’s base salary. With respect to the Incentive Equity Plan, the executives are eligible to receive stock option awards, restricted stock awards or a combination of both upon minimum, target and maximum award levels of not less than 75%, 350% and 450% for Mr. Keel and 75%, 250% and 350% for Mr. Grady, respectively, of such executive’s base salary.

Each Employment Agreement provides for payments in the event the Company terminates the executive’s employment “without Cause” or if the executive terminates for “Good Reason,” each as defined in the Employment Agreements.

If the executive’s employment is terminated by the Company without Cause or the executive resigns for Good Reason, the executive will receive (A) a cash amount equal to 2.99 times the sum of the current calendar year’s base salary and the prior year’s bonus under the Cash Plan, (B) reimbursement of COBRA health insurance premiums for up to 36 months from the termination date, (C) accelerated vesting of all stock, stock option and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and (D) a pro-rated bonus under the Cash Plan for the year of termination, based on the attainment of the applicable corporate performance goals.

If the executive’s employment is terminated by the Company without Cause or the executive resigns for Good Reason within 12 months after a Change of Control (as defined in the Employment Agreements), payment of the entire cash severance amount will be made in a lump sum at termination. Otherwise, upon termination by the Company without Cause or by the executive for Good Reason, the executive will receive half of the cash severance amount in a lump sum at termination and half the number of months of health insurance reimbursement. The remainder of the cash severance payment and the second half of health insurance reimbursement will be paid if and when the executive notifies the Company, prior to the conclusion of 50% of the term of the executive’s non-competition and non-solicitation obligations, that the executive agrees to comply with the non-competition and non-solicitation obligations for the remainder of the term.

If the executive’s employment is terminated due to non-renewal of the Employment Agreement by the executive or the Company, then no severance is due to the executive under the Employment Agreement. However, if the Employment Agreement is not renewed by the Company and a new employment agreement is not entered into with the executive within ten days following the expiration of the Employment Agreement, the executive will become 100% vested in all stock, stock option and other equity awards then held by the executive to the extent that such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code.

The Employment Agreements contain confidentiality, non-competition and non-solicitation covenants. In order to receive any severance payments, the executive is required to execute a general release of claims against the Company.

The Employment Agreements provide that the gross-up payment for any excise taxes under Section 4999 of the Code described in the 2011 Employment Agreements shall apply with respect to the Merger, but not with respect to any subsequent transaction. In the event of a Change of Control transaction, other than the Merger, the Employment Agreements provide that Messrs. Keel and Grady will not be entitled to gross-up payments for any excise taxes under Section 4999 of the Code. In that event, if payments to Messrs. Keel and Grady would otherwise constitute a parachute payment under Section 280G of the Code, then the payments will be limited to the dollar amount that can be paid to Messrs. Keel and Grady without triggering an excise tax under Section 4999 of the Code, unless the net after-tax amount payable to the executive, after taking into account any excise tax incurred under Section 4999, would be greater without a limitation on the payments.

The foregoing description of the Employment Agreements is qualified in its entirety by reference to the full text of the Employment Agreements, which are attached as Exhibit 10.10 and 10.11 to this report and are incorporated in this report by reference.

Item 5.01. Changes in Control of Registrant.

Pursuant to the terms of the Merger Agreement, upon the Closing, the Company will cause (i) the Board to consist of eight directors, three of whom will be appointed by the board of directors of Crimson and five of whom will be appointed by the Board; (ii) Joseph J. Romano to be appointed Chairman of the Board; (iii) Allan D. Keel to be appointed President and Chief Executive Officer of the Company; and (iv) E. Joseph Grady to be appointed Senior Vice President and Chief Financial Officer of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board approved annual cash performance goals for the fiscal year beginning July 1, 2013 and ending June 30, 2014 for Joseph J. Romano (the “2014 Bonus Plan”), which include among its performance criteria a reorganization of the Company (which includes a merger or acquisition by the Company of stock or assets of another company) with an aggregate value of at least $150 million. Consequently, in the event the Merger is completed during the twelve month period following June 30, 2013, Mr. Romano is eligible to receive a bonus payment in the amount of $4 million. In no event will Mr. Romano’s bonus award under the 2014 Bonus Plan exceed $4 million.

Forward-Looking Statements

This filing contains forward-looking statements, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement; (3) the inability to complete the Merger due to the failure to satisfy the conditions to the Merger, including obtaining the affirmative vote of at least a majority of the votes cast by the holders of the Company’s outstanding shares of common stock entitled to vote on the approval of issuance of shares of Company common stock; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee and customer retention as a result of the Merger; (5) the ability to recognize the benefits of the Merger; (6) legislative, regulatory and economic developments; and (7) other factors described in the Company’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this filing are beyond the Company’s ability to control or predict. The Company can give no assurance that the conditions to the Merger will be satisfied. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. The Company is not responsible for updating the information contained in this filing beyond the published date, or for changes made to this filing by wire services or Internet service providers.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between the Company and Crimson will be submitted to the stockholders of both companies for their consideration. The Company expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of the Company and will also comprise a proxy statement for each of the Company and Crimson. INVESTORS AND SECURITY HOLDERS OF THE COMPANY, CRIMSON AND OTHER INVESTORS ARE ADVISED TO READ THE PROSPECTUS AND PROXY STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive joint proxy statements and prospectus will be mailed to stockholders of the Company and of Crimson. Investors and security holders may obtain a free copy of the joint proxy statement and prospectus when it becomes available, and other documents filed by the Company with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and the Company’s other filings with the SEC may also be obtained from the Company by directing a request to the Company, Attention: Investor Relations department, or by calling (713) 960-1901.

Participants in Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from the Company’s stockholders in favor of the proposed Merger. Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC on August 29, 2012, and definitive proxy statement relating to its 2012 Annual Meeting of Stockholders filed with the SEC on October 12, 2012. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s stockholders generally, by reading the joint proxy statement and prospectus and other relevant documents filed with the SEC when they become available.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of April 29, 2013, by and among Contango Oil & Gas Company, Contango Acquisition, Inc. and Crimson Exploration Inc.

10.1	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and OCM Crimson Holdings, LLC.

10.2	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and OCM GW Holdings, LLC.

10.3	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and Allan D. Keel.

10.4	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and E. Joseph Grady.

10.5	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and A. Carl Isaac.

10.6	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and Jay S. Mengle.

10.7	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and Thomas H. Atkins.

10.8	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and John A. Thomas.

10.9	Registration Rights Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, OCM Crimson Holdings, LLC and OCM GW Holdings, LLC.

10.10	Employment Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company and Allan D. Keel.

10.11	Employment Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company and E. Joseph Grady.

99.1	Form of Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Crimson Exploration Inc., and the following directors and executive officers of Contango Oil & Gas Company: the estate of Kenneth R. Peak, Joseph J. Romano, Brad Juneau, Sergio Castro and Yaroslava Makalskaya.

*	Schedules to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: May 1, 2013	By:	/s/ Sergio Castro
Sergio Castro
Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of April 29, 2013, by and among Contango Oil & Gas Company, Contango Acquisition, Inc. and Crimson Exploration Inc.

10.1	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and OCM Crimson Holdings, LLC.

10.2	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and OCM GW Holdings, LLC.

10.3	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and Allan D. Keel.

10.4	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and E. Joseph Grady.

10.5	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and A. Carl Isaac.

10.6	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and Jay S. Mengle.

10.7	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and Thomas H. Atkins.

10.8	Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, Contango Acquisition, Inc. and John A. Thomas.

10.9	Registration Rights Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company, OCM Crimson Holdings, LLC and OCM GW Holdings, LLC.

10.10	Employment Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company and Allan D. Keel.

10.11	Employment Agreement, dated as of April 29, 2013, among Contango Oil & Gas Company and E. Joseph Grady.

99.1	Form of Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, among Crimson Exploration Inc., and the following directors and executive officers of Contango Oil & Gas Company: the estate of Kenneth R. Peak, Joseph J. Romano, Brad Juneau, Sergio Castro and Yaroslava Makalskaya.

*	Schedules to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.